IRREVOCABLE NEUTRAL INVESTMENT AND EXERCISE OF VOTING RIGHTS TRUST AGREEMENT NUMBER 80256 ENTERED INTO BY AND BETWEEN MAXCOM TELECOMUNICACIONES, S.A.B. DE C.V. (HEREINAFTER, “MAXCOM”), REPRESENTED HEREIN BY GONZALO ALARCON ITURBIDE, ON THE ONE HAND, AND NACIONAL FINANCIERA, SOCIEDAD NACIONAL DE CRÉDITO, INSTITUCIÓN DE BANCA DE DESARROLLO, DIRECCIÓN FIDUCIARIA (HEREINAFTER THE “TRUSTEE”), REPRESENTED HEREIN BY JUAN MANUEL ALTAMIRANO LEON, GENERAL TRUST DELEGATE, ON THE OTHER, IN ACCORDANCE WITH THE FOLLOWING RECITALS AND CLAUSES:

RECITALS

I.

Maxcom, through its representative, declares:

a.

That it is a variable-capital limited liability public stock corporation (sociedad anónima bursátil de capital variable) duly incorporated and operating in accordance with the legislation of the United Mexican States (“Mexico”), as evidenced in Public Document No. 86,115, dated February 28, 1996, granted before Ignacio Soto Borja, Notary Public No. 129 for the Federal District, Mexico, the first notarial copy of which was entered in the Public Registry of Commerce for the Federal District, under commercial folio number 210,585, on June 10, 1996, that includes the incorporation of Amaritel, S.A. de C.V.

b.

That the corporate name of Amaritel, S.A. de C.V. was amended to Maxcom Telecomunicaciones, S.A. de C.V., as evidenced in Public Document No. 55,145, dated February 9, 1999, granted before Miguel Alessio Robles, Notary Public No. 19 for the Federal District, Mexico, the first notarial copy of which was entered in the Public Registry of Commerce of the Federal District under commercial folio number 210,585, on March 11, 1999.

c.

That as evidenced in Public Document No. [__], dated October 17, 2007, granted before Luis Antonio Montes de Oca Mayagoitia, Notary Public No. 29 for the Federal District, on September 13, 2007, its shareholders, convened at an ordinary and extraordinary general meeting, decided, among other matters, to enter into the Agreement so that: (i) the Trustee receives from Maxcom Series A shares that represent its capital stock, resulting from an increase in capital approved and also contributed directly by Maxcom’s current shareholders, as well as directly contributed by current Maxcom’s shareholders, (ii) the Trustee issues the CPOs that refer to and whose underlying securities are the Shares in Trust (as defined hereinafter), and (iii) the CPOs issued in accordance herewith, representing the shares of the capital stock of Maxcom, are entered on the Mexican Stock Exchange (as defined hereinafter) for quotation and/or on other stock markets abroad, recognizing, however, that if quoted abroad, the CPOs may be quoted as American depositary shares or “ADSs”, or through any other instrument that represents them, and which first notarial copy is pending registration before the Public Registry of Commerce of the Federal Disctirct.

d.

That the CPOs that the Trustee issues in accordance herewith shall confer upon their holders the rights established hereinafter.

e.

That it wishes to and that it is authorized to enter into the Agreement and bind itself under the terms hereof.

f.

That it has obtained all authorizations from its competent corporate bodies and from third parties, including the government authorizations needed in accordance with the applicable legislation, to enter into the Agreement and be bound under the same, and that said authorizations are valid.

g.

That its legal representative has the powers necessary to enter into the Agreement and bound Maxcom under the same, as evidenced in Public Document No. 60,839, dated June 21, 2007, granted before Carlos Cataño Muro Sandoval, Notary Public No. 51 for Federal District, Mexico, the first notarial copy of which was entered before the Public Registry of Property and Commerce of the Federal District, under commercial folio number 210,585, and that said powers have not been revoked, amended or limited in any manner whatsoever.

II.

The Trustee, through its general trust delegate, declares:

a.

That it is a national credit society governed by its Organic Law, published in the Official Gazette of the Federation on December 26, 1986.

a.

That it wishes to act as trustee in accordance herewith and that it has the legal capacity to do so, in accordance with its Organic Law, its Organic Regulations, the Credit Institutions Act and other applicable provisions.

b.

That it applied to the Department of the Economy, and obtained therefrom, the authorization to enter into the Agreement, and for the CPOs to be considered as and to constitute a neutral investment, under the terms and for the purposes of Article 19 of the Foreign Investment Act (LIE, initials in Spanish) (as defined hereinafter), in accordance with the provisions of official documents No. 315.07.D.G.I.E.9350 dated September 28, 2007 and No. [        ], dated October [  ], 2007 (jointly, the “Neutral Investment Authorization”).  A copy of the authorizations issued by the Department of the Economy is attached hereto as Exhibit A.

c.

That in accordance with the provisions of paragraph b., Sub-section XIX, of Article 106, of the Credit Institutions Act Law, it irrefutably informed Maxcom of the content and legal scope of said provision, transcribed in Clause Twenty hereof.

d.

That its general trust delegate has the powers necessary to enter into the Agreement and bound Trustee under the same, as evidenced in Public Document No. 35,985, dated June 9, 2004, granted before Benjamín Díaz Soto , Notary Public No. 131, for Mexico City, Federal District, entered in the Public Registry of Property and Commerce of Mexico City, Federal District, under commercial folio number 1275, and that said powers have not been revoked, amended or limited in any manner whatsoever.

In view of the foregoing, the parties submit to the following:

CLAUSES

     ONE.  Definitions.  (a)

The following definitions shall apply throughout the Agreement, when used with a capital letter:

“Shares”: the shares that represent the capital stock of Maxcom.

“Shares in Trust”: jointly, the total of the Shares that Maxcom issues from time to time or that are in circulation and that are conveyed to the Trust to form part of the Trust Property, directly by Maxcom, any Maxcom’s shareholders or any third party on behalf of any Maxcom’s shareholder.

“Indenture”: the indenture that the Trustee subscribes in relation to any issue of CPOs, as periodically amended, supplemented or reformed.

“ADSs”: as defined in Recital I, paragraph b.

“Initial Contribution”: the sum of MX$1.00 (One Mexican Peso) that Maxcom conveys to the Trust Property, in accordance with Clause Four hereof.

“BMV”: Bolsa Mexicana de Valores, S.A. de C.V. (the Mexican Stock Exchange).

“Maxcom”: as defined in the preamble hereof.

“CPOs”: the non-amortizable participation certificates that the Trustee issues based on the Shares in Trust, in accordance herewith, and whose underlying value shall be the Shares in Trust with a ratio of three (3) Shares per CPO.

“CNBV”: Comisión Nacional Bancaria y de Valores (the National Banking and Securities Commission).

“Technical Committee”: the technical committee set up in accordance with Clause Thirteen hereof.

“Business Day”: any day other than a Saturday, Sunday or a day on which banks or credit institutions in Mexico City, Federal District, Mexico, and/or in New York City, United States of America, are allowed to close the public.

“Trust”: the irrevocable trust subject matter hereof.

“Trustor”: jointly, Maxcom and any Trustor by Adhesion.

“Trustors by Adhesion”: the individuals or corporate entities who in the future convey Shares to the Trust to form part of the Trust Property.

“Beneficiaries”: jointly, Maxcom, the Trustors by Adhesion, if applicable, and the Mexican or foreign individuals or corporate entities who hold CPOs, in accordance with Clause Three hereof.

“Trustee”: as defined in the preamble hereof.

“Purposes of the Trust”: as defined in Clause Five hereof.

“Indeval”: S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V.

“Foreign Investors”: the individuals or corporate entities who are not of Mexican nationality, and Mexican corporations that are classified as foreign investors under the terms of the LIE and its regulations.

“Mexican Investors”: Mexican individuals and Mexican corporations and business entities or companies classified as Mexican investors under the terms of the LIE and its regulations.

“LGTOC”: the General Credit Instruments and Operations Act.

“LIE”: the Foreign Investment Law.

“LMV”: the Securities Market Law.

“Trust Property”: as defined in Clause Four hereof.

“Common Representative”: Casa de Bolsa Monex, S.A. de C.V.

“Holder”: any holder of the CPOs.

(b)  Unless expressly established otherwise, all references to the numbers or letters of Clauses, sections, paragraphs or sub-paragraphs, refer to the Clauses, sections, paragraphs or sub-paragraphs hereof, and all references to Exhibits refer to the Exhibits attached hereto and incorporated herein by reference.  The terms “herein”, “hereof”, “in accordance herewith”, “hereinafter” and words of similar meaning refer to the Agreement as a whole and not to any Clause, section, paragraph or sub-paragraph in particular. It shall be considered that the words “include”, “includes” and “including” shall be followed by the words “but not limited to”, unless agreed otherwise.

(c)  If there is any discrepancy between the definitions in paragraph (a) of Clause One and any other provision hereof, the latter provisions shall prevail.

(d)  It shall be considered that any reference to any law or regulation includes the reforms thereto and to any law or regulation that replaces them.

TWO. Constitution; Appointment and Acceptance; Additional Contributions.

(a)  In order to comply with and fulfill the Purposes of the Trust, Maxcom hereby irrevocably conveys the Initial Contribution to the Trust and transfers it to the Trustee.

(b)  The Trustee, hereby, (i) accepts its appointment as trustee of the Trust and undertakes to faithfully fulfill the Purposes of the Trust and all other obligations it assumes hereby, under the terms hereof; and (ii) acknowledges and accepts the tenure of the Trust Property and agrees to maintain the same in order to fulfill the Purposes of the Trust.

(c)  The Trust Property shall consist of and may be increased in accordance with the provisions of Clause Four and other applicable clauses hereof, on the understanding that when any Shares are conveyed to the Trust Property, each Trustor that transfers Shares or each Trustor on whose account Shares are transferred (A)(i) shall endorse the provisional certificates that cover the Shares to transfer title in the name of the Trustee, as trustee of the Trust, (ii) shall deliver to the Trustee the certificates or provisional certificates that cover the Shares, and (iii) shall provide the Trustee a certificate issued by the Secretary of the Board of Directors of Maxcom that certifies that the Shares in Trust transferred to the Trustee have been duly and validly entered in the shares register of Maxcom or (B) shall transfer the Shares through transfers in participation accounts at Indeval.

The Trustee shall not be liable for the validity or authenticity of the Shares.

THREE. Parties.

The parties to the Trust are:

Trustor:

Maxcom.

Trustors

By Adhesion:

The Mexican or foreign individuals or corporate entities that, after the Trust has been set up, irrevocable convey the Shares to the Trustee, as trustee in accordance with the Trust, or instruct that Shares are irrevocably conveyed.

Trustee:

Nacional Financiera, S.N.C., Institución de Banca de Desarrollo, Dirección Fiduciaria.

Beneficiaries:

Maxcom, with regard to the rights established herein;

the Trustors by Adhesion, to receive (1) CPO per each three (3) Shares in Trust, once the Trustee, as holder, has received the Shares contributed by the Trustors by Adhesion, or on the account of any Trustor by Adhesion, and to exercise their rights on said CPOs, in accordance herewith; and

the Mexican or foreign individuals or corporate entities that hold the CPOs, in accordance with Clause Ten below, with regard to their rights in accordance herewith.

     FOUR.  Trust Property.

     The property of the Trust (the “Trust Property”) shall be made up of:

(a)  The Initial Contribution that Maxcom hereby conveys to the Trust.

(b)  The Shares that any Trustor, on its own account, periodically conveys to the Trustee by any Trustor, on behalf of a Trustor, or by Maxcom from time to time in order to form the Trust Property.

(c)  The Shares that the Trustee receives as a consequence of the payment of dividends on Shares decreed by Maxcom, or for the capitalization of premiums, profits withheld, reserves or any other compoundable items or the restatement of stockholder’s equity, or for any other reason.

(d)  The Shares that Maxcom issues for increases in its capital stock and that the Trustee, as holder of the Shares in Trust, subscribes and pays-in using the funds it is provided by the holders of the CPOs, in accordance herewith.

(e)  The Shares that the Trustee receives, as holder of the Shares in Trust, as a result of any merger, spin-off, restructure, sub-division or any similar corporate actions that Maxcom agrees and carries out in relation to the Shares.

(f)  The sums in cash that the Trustee receives, including those that it receives for payment of dividends, the decrease in the capital stock of Maxcom, the amortization of the Shares in Trust and/or any similar circumstance, after being distributed in accordance with the provisions hereof.

(g)  Any other asset or right that is conveyed and transferred to in the future the Trustee, as trustee in accordance herewith, provided, however, that at no time shall the Trust hold securities other than securities of Maxcom or a successor thereof.

     FIVE.  Purposes of the Trust.

The purpose of Trust is to establish, among other things, a neutral investment vehicle by which Foreign Investors can hold the economic and other corporate rights of a holder of Shares while maintaining compliance with the restrictions on voting rights of Foreign Investors required by the LIE. Other specific purposes of the Trust (the “Purposes of the Trust”), with the same degree of importance, include:

(a)  The Trustee being the sole and lawful owner and holder of the Trust Property, administering the Trust Property as agreed herein and throughout the effective term hereof, and keeping on deposit the Shares in Trust, either directly or depositing them in securities deposit institution, under the terms established by applicable legislation;

(b)  Establishing the procedure for placing the CPOs, through the necessary agreement or agreements, in one issuance and as required from time to time, either primarily and/or secondarily, through the BMV, and/or any other stock market in Mexico or abroad, to several investors, through public or private offers;

(c)  The Trustee subscribing the Shares that Maxcom issues or puts into circulation for them to be placed, in accordance with applicable legislation and the Agreement, through their conveyance to the Trust and, if applicable, paying Maxcom the proceeds of the placement of the Shares or of the securities that represent them, and the Trustee repurchasing the CPOs, using the funds that Maxcom conveys to the Trust for such purpose, so that they may then be placed under the terms of applicable legislation;

(d)  The Trustee acquiring ownership of those Shares that result from or are issued on account of (i) increases in capital stock originating from capitalization of reserves, or profits or restructure of the Shares, or (ii) if applicable, of shares or the securities issued on account of mergers or spin-offs, transformations or corporate restructures of any kind, of Maxcom or in which Maxcom has an interest, or (iii) of encumbrances that any person, as Trustor by Adhesion or on behalf of Trustor by Adhesion, creates on this Trust;

(e)  The Trustee subscribing and paying-in the increases in capital decreed by Maxcom, in accordance with the provisions of Clause Twelve below, provided that it timely receives the necessary and sufficient funds, from the holders of CPOs who wish to subscribe and pay-in the CPOs referred to the Shares that are underlying and issued by Maxcom to represent the increase in capital in question; maintaining the Shares resulting from said increase in capital as Shares in Trust, and issuing additional CPOs that represent said Shares in Trust, to whomsoever has subscribed and paid-in the relevant increase in capital;

(f)  The Trustee issuing CPOs referred to and whose underlying shares are the Shares in Trust; on the understanding it shall issue and deliver one (1) CPO per every three (3) Shares in Trust, so the pro rata part of the Trust Property for each CPO and, as a consequence, of the holders of each CPO, shall be made up of three (3) Shares; on the understanding, that said aliquot part may be amended in view of recapitalization, reinvestment of distributed profits, restructures, conversion, decreases in capital, amortization of Shares, or for the mergers or spin-offs in which Maxcom is involved, in accordance with applicable legislation, or any similar action or fact encumbering the Shares;

(g)  The Trustee exercising of the corporate voting rights of the Shares in Trust at the general and special shareholders’ meetings of Maxcom (i) when the holders of the CPOs are Mexican Investors and have not instructed the Trustee for proxy to vote the Shares in Trust or have ordered to vote the Shares in Trust, will vote the relevant Shares in Trust, at the shareholders’ meetings of Maxcom, in question in the same manner as the holders of the majority of Shares present voted such shares, (ii) when the holders of the CPOs are Mexican Investors and have ordered the Trustee to vote the Shares in Trust, it shall vote the shares as instructed by such holders, and (iii) when the holders of the CPOs are Foreign Investors, in the event of (1) change of nationality of Maxcom, (2) transformation of Maxcom, (3) merger of Maxcom with any other person, if Maxcom is not the acquiring corporation, (4) cancellation of registration of the Shares or instruments that represent the Shares of Maxcom on any of the stock exchanges with which they are registered or listed, (5) amendments to the corporate bylaws of Maxcom that adversely affect any of the minority rights established therein, and (6) appointment of Maxcom’s directors, on the understanding that Foreign Investors shall only have the right to elect one (1) director per each block that represents ten per cent (10%) of the Shares in Trust underlying the CPOs of which they are holders, in accordance  with the terms of Clause Eleventh of this Agreement, in all cases, in accordance with the instructions that each Foreign Investor gives to the Trustee, if not, it shall refrain from voting the relevant Shares in Trust, at any Maxcom shareholders meeting, and (iv) when the CPO holders are Foreign Investors and the cases submitted to Maxcom’s shareholders for consideration are different from those referred in subsection (iii) above, in the same manner as the majority of the holders of the Shares.  The Trustee shall, in all cases, exercise the voting rights corresponding to the Shares in Trust through the respective attorneys-in-fact in the manner specified in Clause Eleven and other applicable Clause hereof;

(h)  The Trustee collecting the dividends issued for the Shares in Trust covered by the CPOs, and distributing them among the holders of CPOs in proportion to their respective holding;

(i)  The Trustee increasing or decreasing the number of CPOs issued under the Trust and under the Indenture in question, in accordance with the instructions of the Technical Committee, to recognize splits of Shares, reverse splits, conversion of Shares, splits or reductions, restructure of Shares, mergers or spin-offs or any other similar corporate act in which Maxcom is involved or which it carries out;

(j)  If applicable, the Trustee temporarily acquiring the CPOs that it has issued, using the contribution of funds made by Maxcom (or once Maxcom has made the corresponding direct payment), in accordance with the terms and conditions that the Technical Committee advises it in writing, and subject to the provisions of the Securities Market Act and the general provisions issued by the CNBV that are applicable to it;

(k)  The Trustee withdrawing from circulation the CPOs that represent the Shares that Maxcom has cancelled as a consequence of repurchasing the CPOs, as allowed for by the Securities Market Act and the general provisions issued by the CNBV;

(l)  The Trustee withdrawing from circulations the CPOs in question, as established in Clause Nine below, should Maxcom amortize the Shares in Trust underlying these CPOs, reduce its capital stock by refund or conducts any other similar corporate action;

(m)  The Trustee taking any action necessary and signing all types of documents with public or private, Mexican or foreign, organizations and institutions, including the CNBV, the Securities and Exchange Commission of the United States of America, the General Foreign Investment Directorate (and any other applicable department of the Department of the Economy), the Banco de México, the BMV and other securities markets or quotation systems in Mexico or abroad, and any other Mexican or foreign authority or institution, in order to fulfill the Purposes of the Trust, through the attorney—in-fact appointed by the Technical Committee, and in accordance with the instructions that the Technical Committee periodically gives;

(n)  The Trustee signing any document, agreement, instrument or certification and performing the acts suitable or necessary to fulfill the Purposes of the Trust, on the understanding that, except for certifications, the Trustee must in all cases have the relevant written instructions of the Technical Committee;

(o)  Upon expiry of the effective term hereof, as agreed in Clause Sixteen, the Trustee withdrawing the CPOs from circulation and canceling them, reverting the Shares in Trust that cover them to the holders of the CPOs or to whomsoever has the right thereupon, or the product of the sale of the Shares in Trust that underlie the CPOs, in accordance with the procedures established in Clause Sixteen hereof, or performing any other act that is necessary or suitable to terminate the effective term hereof;

(p)  The Trustee appearing at the execution or amendment of the Indentures, and subscribing the CPOs that it issues;

(q)  The Trustee entering into any agreement or contract, and performing all acts that it is instructed or asked to do so from time to time in writing by the Technical Committee, in accordance herewith; and

(r)  in general, the Trustee performing all acts needed to fulfill the purposes of the Trust, as described above.

SIX. Powers and Obligations of the Trust.

The Trustee shall have the powers it needs to perform and fulfill the Purposes of the Trust, including, but not limited to, those established in the LGTOC. Specifically, the Trustee shall have the power to grant powers of attorney to those persons specified by the Technical Committee or, as the case may be, holders of the CPOs, in accordance with Clause Eleven below. Under no circumstances shall the Trustee be liable for the acts of the attorneys-in-fact when exercising their power of attorney.

In accordance with the provisions of Section 5.2 of Circular 1/2005 issued by the Banco de México, the Trustee shall be civilly liable for the damage and injury that it causes for breach of its obligations hereunder.

The Trustee shall at no time hold more than ninety five percent (95%) of Shares, unless otherwise expressly authorized by the General Foreign Investment Directorate of the Department of Economy or any competent authority or governmental entity.

SEVEN.  Issue and Public Offer of CPOs.

Having obtained the relevant authorizations and once the transfers and conveyances have been made to the Trustee, as Trustee in accordance herewith, the Trustee shall issue the CPOs based on the respective Indenture, on the understanding that the Trustee shall issue one (1) CPO for every three (3) Shares in Trust.

The CPOs shall be entered in the National Securities Register and on the list of securities authorized to be quoted on the BMV, and on any other list necessary so that the CPOs may be placed and/or quoted on foreign stock markets.

If necessary, Maxcom shall place the CPOs issued by the Trustee in relation to the Shares in Trust, with the investment of brokerage houses or other authorized institutions and brokers, among the Mexican and/or Foreign Investors. The Trustee shall, through Indeval, transfer the CPOs issued in relation to the Shares in Trust to the individuals or corporate entities that have acquired them in the placement to the account or the accounts of the broker or brokers that the Technical Committee specifies in writing, and it shall receive, or ensure that Maxcom receives thereby any funds originating from the placement, which shall be used to pay the subscription price of any Shares subscribed and, in the event of a secondary offer, it shall deliver or ensure delivery of the product of the placement to the relevant Trustors who have conveyed the Shares in Trust or that have been conveyed on their account. If it suits the purposes of Maxcom, and if all the shares issued in relation to the Shares in Trust have not been placed, the Trustee shall withdraw from circulation any CPOs not placed and return to Maxcom the certificates that cover the Shares in Trust that have been subscribed and not paid-in, said subscription remaining null and void.

Maxcom shall have the sole and exclusive right to receive from the Trustee or from any third party agreed with the Trustee, the proceeds of any offering of Shares made through the issue of CPOs, with the prior contribution of Shares issued to such end or repurchased by Maxcom and conveyed to the Trust under the terms of applicable legislation. Maxcom shall also be entitled to receive the proceeds of any offering of CPOs that the Trustee reacquires with funds provided by Maxcom, or that Maxcom reacquires directly. Likewise, the Trustor by Adhesion who convey Shares to be placed among the investing public, shall be entitled to receive from the Trustee the proceeds of any offering made through the issuance of CPOs.

EIGHT.   Characteristics of the CPOs.

The CPOs that the Trustee issues in fulfillment of the Purposes of the Trust may be represented by one or more certificates that cover one or more CPOs, which shall be held on deposit at all times in Indeval or in any other securities deposit institution, in accordance with the provisions of applicable legislation. The holders of the CPOs shall prove the ownership thereof, shall accredit the rights and justify the exercising of the rights originating from or related to the Shares in Trust, by providing the certificates that Indeval issues under the terms of Article 290 and other applicable articles of the Securities Market Act and other applicable legal provisions, complemented with the certificates issued by the depositors of Indeval and, if applicable, the relevant custodians. If applicable and if possible, the CPOs shall be delivered and transferred using the procedure established in the Securities Market Act and other provisions established in applicable legislation, or in any other manner allowed by applicable legislation. The certificates that cover the CPOs must meet the requirements established in Article 228,n of the LGTOC.

Holders of CPOs shall enjoy corporate rights with regard to the Shares in Trust that they hold and that are referred to in paragraph (g) of Clause Five and Clause Eleven below.

The amount of the issue and the par value of the CPOs shall be established exclusively for the purposes of Articles 228, l and 228, n of the LGTOC, without the Trustee and Maxcom being obliged to pay holders the par value of the CPOs, under the terms of Article 228, k of the LGTOC.  The par value of each CPO shall be calculated by dividing the amount of issue by the number of CPOs issued and placed in circulation.

NINE.  Restructures and Similar Acts.

If Maxcom amortizes Shares with distributable profits, reduces capital stock as a consequence of the repurchase of CPOs or Shares, agrees conversions, splits or reverse splits of Shares, or performs any other similar act, the Trustee shall proceed in accordance with the resolutions passed by the shareholders’ meeting of Maxcom, and shall make announcements, make the exchanges and conduct the procedures necessary, with the composition of the Trust Property for each CPO adjusted accordingly.

In the event of mergers and spin-offs, the Trustee shall perform all acts needed to replace and receive the shares or securities for the Shares in Trust that shall form part of the Trust Property, with the ensuing adjustments of the Trust Property corresponding to each CPO.

If any of the events specified in the preceding paragraphs take place, or if any adjustment is made to the structure of the capital of Maxcom, or if any other event occurs that requires an increase in the number of CPOs issued and that may be placed in circulation, or a decrease in the numbers of CPOs issued, the Trustee shall take the measures instructed by the Technical Committee to increase or decrease the number of CPOs issued, as the case may be, including amending the Agreement, the Indenture, the certificates that represent the CPOs, or enter into any contract or agreement, on the understanding that only in those cases necessary, as specified by applicable legislation, shall the consent of the holders of CPOs be requested.

TEN.   Holders of CPOs.

Mexican Investors or Foreign Investors may acquire CPOs in accordance with applicable legislation, including the LIE and its regulations and the relevant Indenture.

Holders of CPOs, the Trustors and the Beneficiaries, by acquiring and holding CPOs and, if applicable, by contributing the Shares, shall be subject to the terms and conditions hereof and those of the Indenture and of the certificate or certificates that cover the CPOs.

The holders of CPOs may withdraw the underlying Shares at any time if: (1) Maxcom´s bylaws do not prohibit such withdrawal, (2) Maxcom consents such withdrawal and (3) the provisions regarding foreign investment ownership and vote, as stipulated by the LIE, are not breached by such withdrawal.

Upon such withdrawal the holder shall directly hold the Shares.

ELEVEN.   Corporate Rights.

1.

Mexican Investors who hold CPOs may instruct the Trustee in writing to grant power of attorney to the person that each nominates, so said person or persons may exercise the right to vote for the underlying Shares in Trust of the CPOs of which they are holders, in accordance with the instructions received directly from the holder, or in order for the Trustee to vote the Shares, in accordance with such instructions.

The instructions referred to in the preceding paragraph must (i) be accompanied by an official means or identification (passport or voter's identity card or any other means acceptable to the Trustee) for individuals, or the relevant legal documents (corporate bylaws, with foreigners’ exclusion clause or a certification of the secretary of the corporation to the effect that the majority of the ordinary shares that represent the capital stock of said corporation are held by Mexican Investors, or any other means acceptable to the Trustee), in order to prove that they are Mexican Investors; (ii) deliver these documents to the Trustee in writing at least 3 (three) business days before the deadline for obtaining the admission pass necessary to attend the respective meeting, in accordance with the corporate bylaws of Maxcom and applicable legislation, and (iii) provide the Trustee any other documents needed in accordance with applicable legislation. Any instructions received after the period set in this Clause shall remain null and void.

Within the period of 3 (three) business days referred to above, the Trustee shall grant the powers of attorney and arrange for the issue of the certificates needed to legally authorize the holder of the CPOs in question, and his/her representation at the respective shareholders' meeting, or to directly vote the relevant Shares in Trust.

If Mexican Investors do not give the Trustee instructions regarding granting powers of attorney to the person or persons referred to within the time mentioned or regarding voting of relevant Shares in Trust by the Trustee, the Trustee must exercise its voting right for the underlying Shares in Trust of the CPOs of which said Mexican Investors are holders, in the same sense in which the majority of the Shares voted in the respective meeting. Said voting right shall be exercised by Trustee, through the person or persons that the Technical Committee appoints with at least two (2) days in advance to the date the respective meeting will be held, regarding who the necessary powers-of-attorney will be granted in accordance with applicable law or, in the event the Technical Committee does not issue any instructions, by the person Trustee deems convenient.

2.

Foreign Investors who hold the CPOs may instruct the Trustee to exercise the right to vote directly, through an attorney-in-fact that the Trustee appoints to such end, regarding the underlying Shares in Trust of the CPOs that they hold, in relation to any of the following matters put to the vote at an extraordinary general shareholders’ meeting of Maxcom:

(1)

change of nationality of Maxcom;

(2)

transformation of Maxcom;

(3)

merger of Maxcom with any other person, if Maxcom is not the acquiring corporation;

(4)

cancellation of entry of shares or instruments that represent the shares of Maxcom or the CPOs in the stock exchange in which they are registered;

(5)

amendments to corporate bylaws that adversely affect the minority rights established therein.

Likewise, Foreign Investors holders of CPOs may instruct the Trustee to exercise the voting right directly, through an assignee therefore appointed by the Trustee, regarding the Shares in Trust underlying the CPOs held by them, in the event of appointment of Maxcom’s managers, provided, that Foreign Investors have the right to appoint one (1) manager per each ten percent (10%) block of Shares in Trust underlying the CPOs held by them; provided, however, that this right may only be exercised if the majority of the managers of Maxcom are appointed by Mexican Investors.

The instructions referred to in the preceding paragraphs must (i) be accompanied by an official means or identification (passport or any other means acceptable to the Trustee) for individuals, or the relevant legal documents (corporate bylaws in effect, the articles of incorporation or a certification of the secretary of the corporation to the effect that the majority of the ordinary shares that represent the capital stock of said corporation are held by Mexican Investors, or any other means acceptable to the Trustee); (ii) deliver these documents to the Trustee in writing at least 3 (three) business days before the deadline for obtaining the admission pass necessary to attend the respective general extraordinary meeting, in accordance with the corporate bylaws of Maxcom and applicable legislation, and (iii) provide the Trustee any other documents needed in accordance with applicable legislation. Any instructions received after the period set in this Clause shall remain null and void.

Within the period of 3 (three) business days referred to, the Trustee shall grant the powers of attorney to the persons it deems suitable in order to vote the Shares at the respective shareholders' meeting of Maxcom.

Foreign Investors shall not have any voting rights regarding matters different from those indicated in the first two (2) paragraphs of this paragraph 2, for which purposes Trustee shall grant a power of attorney in favor of the person or persons indicated by the Technical Committee with at least 2 (two) days in advance to the date in which such meetings will be held, in order for such attorney or attorneys-in-fact to exercise their right, systematically voting in the same sense in which the majority of the Shares are voted in the respective meeting; provided, however, if Trustee does not receive instructions by the Technical Committee, it shall vote or cause the vote of the Shares in Trust in the same sense in which the majority of the Shares are voted in the respective meeting.

In the event the Foreign Investors have not instructed the Trustee regarding the exercise of the voting rights of the Shares in Trust underlying the respective CPOs, in the event such holders had the right, Trustee shall exercise the voting right corresponding to the Shares in Trust underlying the CPOs of which the Foreign Investors are holders, in the same sense in which the majority of the Shares are voted in the corresponding meeting. The aforementioned voting right shall be exercised by Trustee, through the person or persons that the Technical Committee appoints with at least two (2) days in advance to the date on which the respective meeting will be held, in favor of who Trustee shall grant powers of attorney that are necessary in accordance with applicable law o, in the event the Technical Committee does not issue any instructions, by the person Trustee deems convenient.

3.

Besides exercise of the rights to vote corresponding to the Shares in Trust pursuant to subsections 1 and 2 above, the holders of CPOs, whether Mexican of Foreign Investors, may provide the Trustee written instruction so that the Trustee exercises the minority rights and other applicable rights of the Shares in Trust underlying the CPOs of which they are holders, in accordance with applicable legislation and the corporate bylaws of Maxcom, and providing the Trustee the sums and other resources it needs to do so.

With regard to exercising the rights originating from or related to the Shares in Trust that are subject or referred to a specific percentage of the capital stock of Maxcom, in accordance with applicable legislation, the Trustee must take into account for such purpose the percentage represented by the underlying Shares in Trust of the CPOs of the holder or holders of CPOs that wish to exercise said rights with regard to all the Shares in circulation that represent the capital stock of Maxcom.

As the CPOs shall be quoted on stock markets, the Trustee must assure itself of the nationality of holders, in accordance with the provisions of this Clause, before issuing the respective proxy or powers of attorney, on the understanding that for the purposes of the Trust and, specifically, Clause Eleven, the CPOs that form part of any certificate or instrument issued by any depositary, trustee or foreign, including ADSs or American Depositary Receipts (ADRs), shall be assumed as the property of the Foreign Investors and, therefore, they shall only be entitled to instruct how the underlying shares of the CPOs should vote, in accordance with paragraph 2 (two) of this Clause, unless the holders of such CPOs have authentically evidenced their Mexican nationality in accordance with Clause Eleventh, Maxcom’s bylaws and the applicable legislation.

The Trustee shall not be liable for how the attorneys-in-fact vote, nor for their absence from the meetings of Maxcom.

TWELVE.  Subscription of New Shares.

If the capital stock of Maxcom is increased by new contributions in cash, the Trustee shall offer the holders of CPOs the right to make contributions to the Trust by sending them a notification, through the Common Representative (who may be assisted by Indeval), 10 (ten) days before the deadline for subscribing said increase and under the terms and taking into account the offer of the preferential right to subscription granted by Maxcom.  Said contributions shall be used so that the Trust proportionally subscribes and pays-in the relevant Shares and issues and places the new CPOs necessary, only if said offer may be made under the terms of applicable legislation in the country of residence of the holder of the CPOs in question.  This is on the understanding that the Trustee shall only deliver 1 (one) CPO for each Share that it subscribes and that is conveyed to the Trust Property.

If the holders of CPOs provide the Trustee the funds needed for the Trustee to subscribe and pay-in the new-issue Shares, once said Shares are conveyed to or form part of the Trust Property, the Trustee shall issue the relevant CPOs, which shall deliver to the respective holders of CPOs in proportion to their contributions.

Unless it receives instructions to the contrary from the Technical Committee, the Trustee shall only subscribe Shares under the terms agreed beforehand if the holders of the CPOs have provided it of sufficient funds at least 2 (two) business days before the date on which the relevant payment should be made.

Notwithstanding any stipulation to the contrary herein, the Trustee may issue the CPOs to cover the Shares issued on the bases of and for the purposes established in Article 53 of the LMV, and other applicable legislation, to public offers, in which case, it is agreed that the Trustee may subscribe the Shares and pay them in using the products of the placement and sale of CPOs subject matter of the public offer.

THIRTEEN.  Technical Committee; Composition.

Based on the provisions of the final paragraph of Article 80 of the Credit Institutions Act, a Technical Committee of the Trustee is hereby establish, which shall have 3 (three) members and their respective alternates, 2 (two) of whom shall be appointed by shareholders who represent the majority of Maxcom shares in circulation and the third shall be appointed by the Common Representative.  The parties appoint the following persons as members of the Technical Committee:

Proprietary Member	Alternate Member
Yoshio Nagamatsu L.	José Antonio Solbes
Gonzalo Alarcon I.	Miguel Cabuedo B.
Claudio B. Zermeño	Jonathan Gómez

The party who is entitled to appoint the members of the Technical Committee shall appoint new members in the absence of those already appointed, which shall be done through written instruction sent to the Trustee.

FOURTEEN.  Technical Committee; Operation.

The Technical Committee shall convene, as often as necessary, either physically or by telephone conference, provided that it is called by any of its proprietary members or by the Trustee, by sending a written notice by courier service or facsimile to all other members, with a copy to the Trustee, at least 3 (three) Business Days before the date set forth the meeting.  The notice should include the Agenda of the meeting.  The Trustee and the common representative, independently, shall be entitled to appoint a representative to attend the meetings of the Technical Committee, who shall have the right to be heard but not to vote.

The Committee shall be chaired by the person appointed from among the members appointed by shareholders who represent the majority of the Shares, provided that they are holders of at least 10% (ten percent) of the Shares or the CPOs, as the case may be.  The secretary shall be appointed by the majority vote of the Committee.

Meetings of the Technical Committee shall be considered as validly convened when attended by the majority of its members.  Alternate members may replace the proprietary member whom they are appointed to cover in the event of their absence.

Resolutions or agreements of the Technical Committee shall be passed by the majority of its members voting in favor.  The Chairman shall have the casting vote in the event of a tie.

Minutes shall be prepared for each meeting and must be signed by all members in attendance.  The minute shall put on record the resolutions passed thereat and shall be followed up by the special delegate appointed to such end.

Resolutions passed by the Committee shall be notified to the Trustee in writing by the Chairman of the Committee, the secretary, or the person appointed as special delegate, in the latter case, the signature of the special delegate must be certified by the Technical Committee at the meeting, so that instructions may be sent to the Trustee.

FIFTEEN.  Technical Committee; Powers.

The Technical Committee shall perform the following powers:

(a)  to instruct the Trustee to issue the CPOs in fulfillment of the Purposes of the Trust, specifying the amount and other characteristics of said issue, having obtained any necessary government authorization;

(b)  to instruct the Trustee regarding the persons who shall act as attorneys-in-fact at the shareholders’ meetings of Maxcom; on the understanding that the Trustee may exercise the right of vote as established herein, through said attorneys-in-fact;

(c)  to instruct the Trustee to subscribe and pay-in increases in capital of Maxcom, and in relation to those issues made under Article 53 of the LMV (that imply the issue and placement of CPOs), and the repurchase of CPOs;

(d)  to provide the Trustee instructions on those circumstances established in Clause Nine hereof;

(e)  to deal with any situation not covered hereby or in the indenture of the CPOs or that it is considered as ambiguous or subject to interpretations;

(f)  to appoint an attorney-in-fact or attorneys-in-fact to defend the Trust Property;

(g)  to ensure that the Trustee meets the obligation established in Clause Six hereof;

(h)  any other powers agreed herein, including that agreed in Clause Five.

SIXTEEN.  Duration; Termination; Irrevocability.

(a)

The parties agree that the Trust is established as an irrevocable trust, under the terms of Article 392 of the LGTOC.  The duration of the Agreement shall be 50 (fifty) years as from when it is signed.  Once the limit date of the Trust has been reached, the parties, by common agreement, and with the involment of the Common Representative, may agree to set up a new Trust under the similar terms of the Agreement, to which the parties or the Trustee shall transfer the Trust Property in the manner instructed by the Technical Committee.  If the parties do not agree to set up a new trust under similar terms, the Trust shall terminate in accordance with paragraph (b) below.

(b)

If all the Shares or the CPOs issued on the bases thereof are withdrawn from circulation as a consequence of the provisions of Clause Nine, the Trustee shall cancel the issue and termination of the Trust.

In addition, the Trustee may terminate the Trust at any time and under any of the circumstances established in Article 392 of the LGTOC, except as provided for in Sub-section VI of said Article.

The Trust may also be terminated by Maxcom notifying the Trustee in writing, if Maxcom is able to prove to the Trustee that applicable legislation has been amended and that the corporate bylaws of Maxcom have been amended, so that the Shares may be subscribed freely, both by Mexican Investors and Foreign Investors.

If the Trust is terminated, the Trustee, based on the instructions of the Technical Committee, shall (i) deliver the underlying Shares in Trust of the CPOs to the Mexican Investors who hold the CPOs, in the proportion to their respective Interest, (ii) with regard to Foreign Shareholders, in accordance with the instructions it receives from the Technical Committee, (a) to sell the underlying Shares in Trust of the CPOs with the involment of the Common Representative of the holders of the CPOs and, subsequently, to distribute the product of the sale among Foreign Shareholders who hold the CPOs, in proportion to their respective interest, or (b) set up a trust, having obtained the relevant authorizations, and transfer all the underlying Shares in Trust of the CPOs held by Foreign Investors, so that Foreign Investors are the beneficiaries of said Shares, according to their interest, or (c) if so allowed by applicable legislation, deliver the underlying Shares in Trust of the CPOs to the Foreign Investors who hold the CPOs, in proportion to their respective Interest, or (c) if permitted under applicable law, deliver the Shares in Trust underlying the CPOs to the Foreign Investors holders of CPOs, in proportion to their respective Interest, (iii) take any other action, under relevant circumstances, and taking into account the instructions of the Technical Committee, as necessary or suitable.

Termination of the Trust shall, in all cases, be subject to the provisions of Article 228, t of the LGTOC.

SEVENTEEN.  Foreigners; Loss of Ownership of CPOs.

Foreign corporate entities, foreign individuals, foreign economic units with no legal capacity, Mexican companies that have a majority of foreign capital and immigrants who are bound to any economic decision-making entity abroad, by acquiring and holding CPOs, shall be understood as agreed with the Mexican Government, through the Department of Foreign Affairs, to be considered as Mexican with regard to the CPOs that they acquire and of which they hold and, they agree that by acquiring and holding the same, that they shall not invoke the protection of their government, under penalty of conceding ownership of the CPOs in question to the Mexican Nation.

EIGHTEEN.  Expenses, Fees and Taxes.

All expenses, fees and taxes incurred for the agreement or the fulfillment thereof shall be paid by Maxcom, who must pay them within 5 (five) business days of receiving the written notification of the Trustee.

If the Trustee receives notification from any tax authority regarding any interpretation in the sense that the activities subject matter hereof are considered as taxable and, as a consequence, the Trustee has to withhold and pay any taxes in accordance herewith or any other act related hereto, Maxcom undertakes to pay the applicable taxes and hold the Trustee harmless and provide it the funds necessary to meet these obligations, in accordance with the applicable legislation. The Trustee shall not be liable in any way for its actions regarding said withholdings and payments, and if it is fined or in any sanctioned, Maxcom undertakes to immediately refund any expense or cost that the Trustee incurs.

NINETEEN.    Legal Prohibition.

In accordance with the provisions of paragraph b), Subsection XIX, of Article 106 of the Credit Institutions Act that states:

“Credit Institutions are prohibited from:

XIX.- When conducting the transactions referred to in Subsection XV of Article 46 of this Law:

b)

Answering to the trustors or principals for the default of the debtors, for the loans that they are granted, or for the issuers, for the securities they acquires, unless it is their fault, as established in the final Section of Article 391 of the General Credit Instruments and Operations Act, or guaranteeing the payment of yields for the funds whose investment they have been entrusted.

If loans have not been paid up by debtors when the trust, mandate or commission set up to such end is terminated, the institution must transfer them to the trustor or beneficiary, as the case may be, or to the principal, and not pay the sum thereof.

Trust, commission or agency agreement shall include the text of this paragraph and a declaration of the trustee to the effect that it has irrefutable advised its content to the persons from whom it has received said assets for conveying the trust;

Any agreement contrary to the provisions of the above shall remain null and void”.

In addition, in accordance with the provisions of paragraph 5.5 of Circular 1/2005, issued by the Banco de México, transcribed below, the prohibitions to which the Trustee is subject in accordance with paragraph 6 of said Circular 1/2005:

“6.1. When entering into trust agreements, Trust Institutions shall be prohibited from:

a)

Debiting from the trust property prices other than those agreed when the transaction in question is agreed;

b)

Guaranteeing the payment of yield or prices for the funds whose investment they have been entrusted, and

c)

Conducting transactions and the terms and conditions contrary to those of the internal policies and of sound financial practices.

6.2. Trust Institutions may not conduct transactions with securities, credit instruments or any other financial instrument that does not meet the specifications agreed in the relevant trust agreement.

…

6.4. Under no circumstances, may Trust Institutions pay any fine imposed upon them by any authority b debiting it to the trust property.

…”

TWENTY.  Trust Fees.

The Trustee shall receive as a fee for the discharge of its functions in accordance herewith, those sums agreed in the documents attached hereto as Exhibit B.

The fees of the Trustee, and any other expenses incurred to fulfill the agreement and for each issuance of CPOs, shall be paid by Maxcom.

Likewise, Maxcom shall pay all expenses in which the Trust incurs (reasonable and documented legal fees and expenses) to defend the Trust Property, and the fees and expenses that Maxcom and the Trustee agree for performing the acts that the Technical Committee instructs the Fiduciary to undertake in fulfillment of the Purposes of the Trust.

If Maxcom does not pay these expenses, the Trustee must advise the holders of the CPOs, who shall be entitled, but not obliged to do so.

TWENTY ONE.  Defense of the Trust Property.

The Trustee shall grant the powers of attorney to those persons and with all authorities instructed by the Technical Committee, so as to defend the Trust Property, or the majority of the holders for exercising their rights, without the Trustee being liable for the performance, nor for the fees and expenses incurred on the account of exercising said power of attorney.

TWENTY TWO.  Indemnity.

Maxcom shall defend the Trustee and hold it harmless, and any of its trust delegates, officers, employees and attorneys–in-fact, for any liability, damage, obligation, lawsuit, judgment, transaction, notification, expense and/or cost of any type, including reasonable and documented lawyers’ fees that are directly or indirectly asserted as the result of, or imposed by, incurred by, on account or as consequence of the acts performed by the Trustee in fulfilling the agreement and defending the Trust Property (except when any of the foregoing are a consequence of the bad faith, fraud or negligence of the Trustee or when the Trustee performs any act not authorized hereby) or for any claim, fine, penalty or any other debt of any type in relation to the Trust Property or the Agreement, imposed by any administrative, judicial, court or arbitration authority, or any other authority, either local or federal, Mexican or foreign.

The Trustee shall not be obliged to spend any sum charged to its own equity, or to incur in any financial obligation other than those that it assumes as Trustee, when fulfilling the purposes of the Trust.

The Trustee shall not be obliged to confirm or ensure the authenticity of any means of identification, power of attorney, reports or certificates that it receives in accordance herewith.  The Trustee shall not assume any liability for any declaration made by any of the other parties hereto or in the documents hereto.  The parties hereby acknowledge and agree that the performance of the Trustee shall only be as Trustee hereof, in accordance with the terms hereof.

The Trustee shall be liable to the parties and/or to any third party up to the sum of the Trust Property, without having any personal liability if the Trust Property is insufficient to meet the obligations of the parties in accordance herewith.

The Trustee shall not be liable for the actions, events or omissions of the parties or of third parties that limit its performance for the purposes hereof.

TWENTY THREE.  Registration with the National Foreign Investment Registry.

The Trustee shall apply for the Agreement and the Trust to be entered in the National Foreign Investment Registry, within 40 (forty) days as from when it is signed.

TWENTY FOUR.  Securities Deposit Society.

The parties shall take all possible measures so that Indeval operates, on the account of the Trustee, the debiting and crediting of the accounts needed for the proper accounting and control of all transactions in connection with this Trust, who shall issue the financial statements that reflex the transactions of the Trust Property, and the CPOs to be placed under the terms established herein.

TWENTY FIVE.  Amendments.

(a)  The Agreement may not be amended without the prior authorization of the Technical Committee, the approval of the CNBV and, if applicable, the Department of the Economy, if necessary, in the understanding that once the CPOs are being issued, the agreement of the majority of the holders of CPOs must be given through the Common Representative.

(b)  Amendment of the documents that the Trustee signs in fulfillment to the Purposes of the Trust, shall be governed by the provisions thereof and by applicable legislation.

TWENTY SIX.  Information.

In accordance with the Provisions of the Internal Regulations of the BMV, the Trustee, Maxcom or any other person who has an obligation in relation to the CPOs issued hereunder, must provide the BMV, as applicable, the information referred to in such Provisions of the aforementioned Regulations, and any referred to in Section Two of Chapter Five of Title Four of the same Regulations, with regard to the Trust Property and the CPOs, respectively.  The Trustee and Maxcom agree that if this obligation is not met, they shall be liable to the sanctions and disciplinary procedures established in Title Eleven of the aforementioned Regulations.

Likewise, the parties must also appoint officers who must submit this information to the BMV, under the terms of applicable legislation.

Maxcom and the Trustee are also required to meet all requirements regarding the presentation or disclosure of information to which trustors or trustees are obliged, under the terms of the Securities Market Act and other applicable legislation.

TWENTY SEVEN.  Notifications and Addresses.

All communications given under the terms hereof must be made in writing and sent to the other party by certified mail, with acknowledgment of receipt, facsimile or by any other means that ensures that they are received, to the following addresses:

Maxcom:

C. Guillermo González Camarena No. 2000, PH

Col. Centro de Ciudad Santa Fe

Mexico, D.F., C.P. 01210

Mexico

Attention: Finance Vice-president

Tel: 1163 1006

Fax: 5147 1114

Trustee:

Insurgentes Sur No. 1972

Anexo Nivel Jardín

Colonia Guadalupe Inn

Delegación Álvaro Obregón

01020 México, D.F.

For the attention of: Trust Division

Tel.: 5325-6090

Fax: 5325-6090 ext. 6090

If any of the parties changes its address, it must notify the other parties accordingly in the manner specified in this Clause and as from the day following that on which said notification is actually received, it address shall be considered as changed for the purposes hereof; otherwise, it shall be understood that said notices, notifications or communications to be given hereunder shall be legally effective when delivered to the most recent address of which the other parties are aware.

TWENTY EIGHT.  Jurisdiction and Competence.

The Agreement shall be construed and fulfilled in accordance with Mexican legislation.

For any dispute that arises hereunder, the parties agree to expressly submit themselves to the jurisdiction and competence of the competent federal courts of Mexico City, Federal District, and hereof they waive any other jurisdiction that may correspond to them on the account of their current or future domiciles.

The agreement is signed in four (4) counterparts in Mexico City, Federal District, on October 17, 2007.

NACIONAL FINANCIERA, SOCIEDAD NACIONAL DE CRÉDITO, INSTITUCIÓN DE BANCA DE DESARROLLO, DIRECCIÓN FIDUCIARIA.

_/s/ Juan Manuel Altamirano León______

By: Juan Manuel Altamirano León

Position: Trust Delegate

MAXCOM TELECOMUNICACIONES, S.A. de C.V.

____/s/ Gonzalo Alarcón Iturbide_____

By: Gonzalo Alarcón Iturbide

Position: Attorney-in-fact